GRANT NO.

Exhibit 4.2

REDWOOD EMPIRE BANCORP

NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into by and between Redwood Empire Bancorp, a California Corporation (the “Company”), and                      (the “Optionee”) this                      day of                     ,                     .

RECITAL

     Pursuant to the Company’s Amended and Restated 1991 Stock Option Plan (the “Plan”), the Board of Directors of the Company (or the Stock Option Committee, if authorized by the Board of Directors) has granted to the Optionee an option to purchase all or any part of                      (                    ) authorized but unissued shares of the Company’s no par value common stock, for cash, at an exercise price of                      ($                    ) per share, upon the terms and conditions hereinafter set forth.

AGREEMENT

     NOW THEREFORE, it is hereby agreed:

     1. Grant of Option. The Company hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, up to                      (                    ) shares of the Company’s no par value Common Stock (the “stock”) at the price of                      ($                    ) per share, which price is not less than one hundred percent (100%) of the fair market value of the stock as of the date this Option was originally granted.

     2. Exercisability. This option shall be exercisable subject to all of the terms and conditions hereof, as follows:

     (a) On the first anniversary date of the granting of this Option, the Optionee shall have the right to exercise the Option to purchase up to one-fourth (1/4) of the total number of shares initially covered hereby, subject to adjustment as provided in Section 10, below.

     (b) Each year thereafter for the next 3 years, on such anniversary date, the Optionee shall have the right to exercise this Option to purchase up to an additional one-fourth (1/4) of the shares initially covered hereby, subject to adjustment as provided in Section 10, below.

     (c) Commencing on the 5th anniversary of the date on which this Option was originally granted, and continuing until the expiration or prior termination of this Option in accordance with its terms, the Optionee shall have the right to exercise this Option to purchase up to 100% of the shares remaining available for purchase hereunder.

     (d) Shares as to which this Option becomes exercisable pursuant to paragraphs (a) and (b), above, may thereafter be purchased at any time prior to the expiration or prior termination of this Option.

     (e) This option shall remain exercisable, according to its terms, until the close of business on the day immediately prior to the tenth (10th) anniversary of the date on which it was originally granted, unless it has expired or been terminated earlier in accordance with the provisions of the Plan.

     (f) No shares issuable upon the exercise of this Option shall be issued and delivered unless and until all applicable requirements of California and federal law and of the Securities and Exchange Commission and the California Department of Corporations pertaining to the issuance and sale of such shares, and all applicable listing requirements of the securities exchanges, if any, on which shares of the Company of the same class are then listed, shall have been complied with. The Optionee also agrees to ascertain that such requirements shall have been complied with at the time of any exercise of this Option. In addition, if the Optionee is an “affiliate” for purposes of the Securities Act of 1933, there may be additional restrictions on the resale of stock, and the Optionee therefore agrees to ascertain what those restrictions are and to abide by such restrictions and other applicable federal and state securities laws.

     3. Method of Exercise.

     (a) This Option may be exercised by written notice thereof, stating the number of shares with respect to which this Option is being exercised, delivered to the Company as provided in Section 13, below, together with the full purchase price for such shares.

     (b) Payment of the option price must be in cash or, subject to applicable law, with shares of the Company’s Common Stock previously acquired by the Optionee. The equivalent dollar value of the shares used to effect a purchase will be the fair market value of such shares on the date of exercise.

     (c) Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total remaining number which may be purchased under this Option, and in no event may the Option be exercised with respect to fractional shares. Upon exercise, the Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.

     4. Termination of Employment or Directorship. If the Optionee shall cease to serve as a director of the Company, or cease to be employed by the Company or one of its subsidiaries, for any reason other than his or her death or disability (as defined in Section 6, below), this Option shall terminate and become unexercisable three (3) calendar months after the date on which his or her directorship or employment ends (the “Termination Date”). During such three-month period this Option shall be exercisable only as to those installments, if any, which were exercisable under the terms of this Option as of the Termination Date.

     5. Termination of Employment for Cause. If the Optionee’s directorship of the Company, or employment by the Company or one of its subsidiaries, is terminated for cause, this Option shall immediately terminate and become unexercisable, unless within thirty (30) days of such termination the Board of Directors has reinstated this option by giving written notice of such reinstatement to the Optionee at his last known address. In the event of such reinstatement, the Optionee may exercise this Option only to such extent, for such time, and upon such terms and conditions as if such termination was for a reason other than cause or death. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Company or a subsidiary corporation and, in any event, the determination of the Board of Directors with respect thereto shall be final.

6. Disability or Death of Optionee.

     (a) If the Optionee dies while in office as a director of the Company, or while employed by the Company or one of its subsidiaries, or during the three-month period referred to in Paragraph 4 hereof, this Option shall terminate and become unexercisable one (1) year after the date of Optionee’s death or on the day specified in Section 2(e) hereof, whichever is earlier. After the Optionee’s death but before such termination, the persons to whom the Optionee’s rights under this Option shall have passed by Will or by the applicable laws of descent and distribution, or the executor or administrator of Optionee’s estate, shall have the right to exercise this Option as to those shares for which installments had accrued under Section 2 at the time of the Optionee’s death.

     (b) If the Optionee’s directorship or employment shall be terminated because of his or her disability (as defined in Section 105(d) (4) of the Internal Revenue Code of 1986, as amended from time to time), the Optionee may exercise this Option to the extent he or she is entitled to do so on the date of such termination, at any time within twelve (12) calendar months thereafter, but in no event later than the expiration date set forth in Section 2(e).

     7. Nontransferability. This Option shall not be transferable except by Will or by the laws of descent and distribution, and shall be exercisable, during the Optionee’s lifetime, only by the Optionee.

     8. Employment. This Agreement shall not obligate the Company or its subsidiaries to employ the Optionee, or maintain him or her in office as a director, for any period, nor shall it interfere in any way with the right of the Company or its subsidiaries to reduce his or her compensation.

     9. Privileges of Stock Ownership. The Optionee shall have no rights as a stockholder with respect to the Company’s stock subject to this Option until the date of issuance to the Optionee of stock certificates representing such shares. Except as provided in Section 15 of the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

     10. Adjustment Upon Changes in Capitalization; Termination Upon the Occurrence of Certain Events.

     (a) In accordance with Section 15 of the Plan, if the outstanding shares of the Company’s Common Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made to the number and kind of shares or other securities which may be obtained pursuant to the exercise of any unexercised portion of this Option, and to the exercise price for such shares or other securities.

     (b) In accordance with Section 16 of the Plan, this Option will completely vest, and become exercisable as to all unexercised option shares hereunder, immediately prior to the occurrence of any of the following events (the “Terminating Events”): (i) a dissolution or liquidation of the Company, (ii) a reorganization, merger, or consolidation of the Company (other than a merger or reorganization made for the sole purpose of changing the Company’s state of incorporation), as a result of which the Company is not the surviving corporation or becomes a subsidiary of another corporation (which would be assumed if the other corporation directly or indirectly owns a majority of the Company’s voting securities), (iii) a sale of substantially all of the Company’s assets to another corporation, or (iv) a sale of equity securities of the Company representing more than half of the Company’s outstanding voting securities. Once a Terminating Event has taken place, this Option, along with all remaining unexercised options and the Plan itself, will terminate; provided, however, that the Plan and any unexercised options will not terminate if there is a successor corporation to the Company which assumes the outstanding options in accordance with applicable law.

     11. Notification of Sale. The Optionee agrees that he or she, or any person acquiring shares upon exercise of this Option, will notify the Company not more than five (5) days after any sale or other disposition of such shares.

12. Representations of Optionee.

     (a) The Optionee recognizes and agrees that the Company may, if it deems appropriate, issue stock transfer instructions against any shares of stock purchased upon the exercise of this Option and affix to any certificate representing such shares the legends which the Company deems appropriate.

     (b) The Optionee represents that the Company, and its directors, officers, employees, and agents, have not and will not provide tax advice with respect to the Option, and agrees to consult with his or her own tax advisor as to the specific tax consequences of the Option, including the application and effect of federal, state, and local, and other tax laws.

     13. Notices. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its President or Chief Financial Officer at its main office, and any notice to Optionee shall be addressed to Optionee’s address on file with the Company or a subsidiary corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given on the date of its actual receipt or on the third day following the date on which it is enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Company by personal delivery to its President or Chief Financial Officer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OPTIONEE	REDWOOD EMPIRE BANCORP

By:	By:

By:

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